Exhibit 5

                                   EXHIBIT 5

  OPINION OF SILVER, FREEDMAN & TAFF, L.L.P. WITH RESPECT TO LEGALITY OF STOCK

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                 [Silver, Freedman & Taff, L.L.P. (Letterhead)]

                                  July 1, 1998


The Board of Directors
First Independence Corporation
Myrtle & Sixth Streets
Post Office Drawer 947
Independence, Kansas  67301

         Re:  Registration Statement
              Under the Securities Act of 1933

Gentlemen:

         This opinion is rendered in connection with the Registration Statement to be filed on Form SB-2 with the Securities and Exchange Commission under the Securities Act of 1933 relating to the 174,752 shares of Common Stock of First Independence Corporation (the "Company"), par value $.01 per share, to be issued. As counsel, we have reviewed the Certificate of Incorporation of the Company and such other documents as we have deemed appropriate for the purpose of this opinion. We are rendering this opinion as of the time the Registration Statement referred to above becomes effective.

         Based on the foregoing, we are of the opinion that the shares of Common Stock of the Company covered by the aforesaid Registration Statement will, when sold, be validly issued, fully paid and non-assessable shares of Common Stock of the Company.


                                            Very truly yours,


                                            /s/Silver, Freedman & Taff, L.L.P.
                                            ----------------------------------
                                            SILVER FREEDMAN & TAFF, L.L.P.